Exhibit 11.1

Registered with the Public Company

Accounting Oversight Board

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Offering Statement of Greenmo Inc. (“the Company”) on Form 1-A/A of our report dated March 6, 2019, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the financial statements of Greenmo Inc. as of September 30, 2018 and for the year then ended. We also consent to the reference of our Firm under the caption “experts” in such Offering Statement.

/s/ Sadler, Gibb & Associates, LLC

Salt Lake City, UT
March 22, 2019